Tractor Supply Company
Performance Share Unit Agreement

    This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of _______ (the “Grant Date”), between Tractor Supply Company, a Delaware corporation (together with its Subsidiaries and Affiliates, as applicable, the “Company”), and _______ (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2018 Omnibus Incentive Plan (the “Plan”).

    WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards, including an award that provides the right to receive Shares upon the satisfaction of performance objectives or other conditions (a “Performance Share Unit”); and

    WHEREAS, the Compensation and Human Capital Committee of the Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has determined that Grantee is entitled to an award of Performance Share Units under the Plan;

    NOW, THEREFORE, the parties hereto agree as follows:

PERFORMANCE SHARE UNIT GRANT

Grantee:                            [_____]
Target Number of Performance Share Units             [_____]
Granted Hereunder (“Target Award”):            [_____]
Grant Date:                            [_____]

1.Grant of Performance Share Unit Award.
1.1The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs.
1.2The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. Except as otherwise determined by the Committee, this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.

1.3    Notwithstanding anything herein to the contrary, Grantee acknowledges and understands that the Award granted hereby is contingent upon Grantee’s execution of the Protective Agreement attached hereto as Exhibit B, which Grantee is executing contemporaneously with this Agreement. In the event Grantee breaches any provisions of the Protective Agreement (including, for the avoidance of doubt, following a termination of employment under Section 2.2), the PSUs shall be automatically forfeited without consideration effective as of the date on which such breach first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and Grantee shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of Grantee’s breach of the Protective Agreement. Without limiting the foregoing, to the extent permitted under applicable law, any Shares that have previously been delivered to Grantee or Grantee’s beneficiaries or heirs on vesting of the PSUs, and which are still held by Grantee or Grantee’s beneficiaries or heirs as of the date of such breach, shall immediately be forfeited without consideration.
2.Vesting and Payment.
2.1General. Except as provided in Section 2.2, Section 2.3 or Section 2.4, the Award shall vest, if at all, 100% on the third anniversary of the Grant Date (the “Vesting Date”), but only if and to the extent: (x) the Company has achieved the performance targets over the period (the “Performance Period”) set forth on Exhibit A attached hereto, and (y) the Grantee has remained in service with the Company continuously until the Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.
2.2Death; Disability; Retirement.
(a)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s death, Grantee (or the Grantee’s estate) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(a) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s death, the Grantee shall vest in the Target Award in accordance with Section 2.4(a) upon such Change in Control.
(b)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s Permanent Disability, Grantee (or the Grantee’s legal representative) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(b) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s termination due to Permanent Disability, the Grantee shall vest in the Target Award in accordance with Section 2.4(a) upon such Change in Control. For purposes of this Agreement, “Permanent Disability” shall have the meaning set forth in the long-term disability plan of the Company.
(c)Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company is terminated prior to the Vesting Date due to Grantee’s Retirement, Grantee shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date, multiplied by a fraction, the numerator of which is the number of days that the Grantee was employed by the Company from the Grant Date through the date of Grantee’s termination of employment and the denominator of which is the number of days from the Grant Date through the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(c) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s termination due to Retirement, the Grantee shall vest in a pro-rata portion of the Target Award upon such Change in Control (unless otherwise provided in the Grantee’s employment agreement or change in control agreement with the Company).
2.3Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all PSUs that are not vested on such date.
2.4Change in Control. Upon the occurrence of a Change in Control,
(a)In the event the entity surviving the Change in Control (together with its Affiliates, the “Successor”) assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be the Target Award, if the Change in Control occurs prior to the end of the Performance Period, (3) any PSUs that are eligible to vest pursuant to (2) above shall vest on the Vesting Date, provided the Grantee remains employed with the Successor until the Vesting Date, and (4) notwithstanding Section 2.3 or the immediately preceding clause (3) of this paragraph, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Permanent Disability or Retirement, in each case, within 12 months following a Change in Control and prior to the Vesting Date, the number of PSUs otherwise eligible to vest pursuant to this paragraph shall immediately vest and, subject to Section 8, be released to the Grantee (or Grantee’s estate or other legal representative) upon the Grantee’s termination of employment.
(b)In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to the Target Award, if the Performance Period has not ended prior to the Change in Control, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5, provided, however, if the Award constitutes a “deferral of compensation” subject to Section 409A of the Code and the Change in Control is not a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations or if such settlement shall be prohibited under Section 409A of the Code, then such Target Award shall vest and shall be settled upon the earlier to occur of (i) the Vesting Date and (ii) the Grantee’s termination of employment or death, in each case, to the extent required to comply with Section 409A of the Code.
(c)For purposes of this Agreement the following terms shall have the meaning set forth below:
(i)“Cause” means (A) Grantee’s failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of the Grantee’s position; (B) a material act of dishonesty or disloyalty by Grantee related to the business of the Company; (C) Grantee’s conviction of, or plea of no contest to, a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (D) Grantee’s habitual or repeated misuse or habitual or repeated performance of the Grantee’s duties under the influence of alcohol or controlled substances; (E) Grantee’s breach of any written agreement with the Company, including the Protective Agreement; (F) a breach of the Protective Agreement; or (G) any incident materially compromising the Grantee’s reputation or ability to represent the Company with the public or any act or omission by the Grantee that substantially impairs the Company’s business, good will or reputation.
(ii)“Change in Control” shall have the meaning provided in the Plan.
(iii)“Good Reason” means (A) a material reduction in a Grantee’s position, authority, duties or responsibilities, (B) any reduction in a Grantee’s annual base salary as in effect immediately prior to a Change in Control; (C) the relocation of the office at which the Grantee is to perform the majority of Grantee’s duties following a Change in Control to a location more than 30 miles from the location at which the Grantee performed such duties prior to the Change in Control; or (D) the failure by the Company or the Successor to continue to provide the Grantee with benefits substantially similar in aggregate value to those enjoyed by the Grantee under any of the Company’s pension, life insurance, medical, health and accident or disability plans in which Grantee was participating immediately prior to a Change in Control, unless the Grantee is offered participation in other comparable benefit plans generally available to similarly situated employees of the Company or its Successor after the Change in Control. Grantee may not resign Grantee’s employment for Good Reason unless (y) Grantee has provided the Company with prior written notice of Grantee’s intent to resign for Good Reason within sixty (60) calendar days of first becoming aware of the event giving rise to the alleged Good Reason and has set forth in reasonable detail the specific circumstances that allegedly constitute Good Reason and (z) the Company does not cure the circumstances that would result in Good Reason within thirty (30) calendar days after receipt of such notice. If the Company fails to cure such circumstances during the thirty (30) calendar day cure period, Grantee’s employment will terminate following the expiration of the cure period.

(iv)“Retirement” means, the voluntary resignation of Grantee from active employment with the Company or any of its Subsidiaries or Affiliates on or after such Grantee having reached the age of 55 and ten years of service with the Company; provided, that (i) Grantee provides advanced written notice of such resignation to the Company at least three months (A) following the Grant Date and (B) prior to the effective date of such resignation, (ii) at the time of such resignation, the Board or the Committee has approved (X) a written transition plan governing the transition of Grantee’s duties and responsibilities and (Y) at least one successor to Grantee and (iii) at the time of Grantee’s written notice of Retirement and subsequent resignation, there are no circumstances that would entitle the Company to terminate Grantee’s employment for Cause.
2.5Settlement. Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable. Subject to Section 8, such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth (30th) day following the date on which the PSUs vest and, in any event, no later than March 15th following the conclusion of the Performance Period), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs. Notwithstanding anything in this Agreement to the contrary, if Grantee’s employment terminates for Cause prior to the date on which Shares are delivered, Grantee shall forfeit all of the PSUs.
2.6Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the withholding tax obligation of the Company with respect to which the Award is being settled, as determined by the Committee (but in no event greater than the maximum withholding rate applicable to wages of the Grantee).
3.Dividend Rights.
    The Grantee shall not be entitled to any dividend equivalent rights in respect of the PSUs covered by this Award.
4.No Right to Continued Service; Limitation of Rights.
    Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service an officer or employee of the Company. In addition, the granting of the PSUs will not give Grantee any rights to similar grants in future years.
5.Adjustments.
    The provisions of Section 4.2 of the Plan are hereby incorporated by reference, and the PSUs are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6.Administration Subject to Plan.
    The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the sole power to interpret and administer the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.
7.Modification of Agreement.
    Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.
8.Section 409A.
    Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of Grantee’s termination of employment with the Company and all Service Recipients, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs constitutes a “separate payment” for purposes of Section 409A of the Code.
Although the Company intends to administer this Performance Share Unit Agreement so that the Award will be exempt from, or will be interpreted and comply with, the requirements of Section 409A of the Code, the Company does not warrant that the Award made under this Performance Share Unit Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to the Grantee for any tax, interest, or penalties that Grantee might owe as a result of the Award made under this Performance Share Unit Agreement.
9.Severability.
    If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
10.Governing Law.
    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.
11.Successors in Interest.
    This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
12.Resolution of Disputes.
    Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
13.Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to Grantee at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to the Company or Grantee. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.
14.Clawback.
15.    The Award and any Shares delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to the Tractor Supply Company Compensation Clawback Policy or any other clawback or recoupment policy which the Company may adopt from time to time to comply with applicable law or applicable listing standards.

16.Acceptance of this Award.
If you agree to all of the terms of this Agreement, and would like to accept this Award, you must sign and date this Agreement where indicated below. For this Award to remain effective, you must accept it on or before the date that is 90 calendar days after the date of this Agreement (the “Acceptance Date”). If you do not accept the Award by 5:00 p.m. Eastern Time on the Acceptance Date, the Award and this Agreement will become void and of no further effect (unless otherwise agreed to by the Company).

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Agreement to be duly executed effective as of the day and year first above written.

    Tractor Supply Company

    By: ____________________________

    Grantee:

    (electronically accepted)

Portions of this exhibit have been redacted pursuant to Regulation S-K Item 601(b)(10)(iv) of the Securities Act of 1933, as amended, because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Redacted portions are indicated with the notation “[ ]”.

EXHIBIT A
Tractor Supply Company
Performance Share Unit Award
Performance Targets
1.Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2.Performance Period. The Performance Period for this Award shall be for the three (3) fiscal years ending December 30, 2028.

3.Performance Goal. The “Performance Goals” for this Award are based on (a) Total Revenue, (b) Diluted EPS, and (c) Relative TSR, in each case, measured over the Performance Period.

4.Definitions. For purposes of this Award,
“Comparator Group” means the S&P 500 Index.

“Diluted EPS” means the Company’s cumulative consolidated diluted net income per share during the Performance Period, determined according to accounting principles generally accepted in the United States (“U.S. GAAP”) and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s diluted net income per share for purposes of this Award, the Committee (i) shall adjust the results to exclude the effects of changes in the federal statutory tax rate and (ii) may make any adjustments permitted by Section 11 of the Plan.

“Relative TSR” means the Company’s TSR relative to the companies comprising the Comparator Group with respect to the Performance Period, which shall be expressed as a percentile rank and calculated as described below.

“Total Revenue” means the Company’s cumulative consolidated net sales during the Performance Period, determined according to U.S. GAAP and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s consolidated net sales for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

5.Percentage of PSUs Earned. Following the end of the Performance Period, the Committee will determine the extent to which PSUs will have become eligible to vest and settle according to the schedules set forth below. The final number of PSUs to vest under the Award Agreement shall be rounded to the nearest whole share, with no payment for any fractional shares.

A.Diluted EPS Performance Units. One-third of the number of Performance Share Units of the Target Award shall be subject to the Diluted EPS Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Diluted EPS performance is as follows:

Diluted EPS	Percentage of Diluted EPS Target Award Performance Units Earned
[ ]	200.00%
[ ]	192.31%
[ ]	184.62%
[ ]	176.93%
[ ]	169.23%
[ ]	161.54%
[ ]	153.85%
[ ]	146.16%
[ ]	138.46%
[ ]	130.77%
[ ]	123.08%
[ ]	115.39%
[ ]	107.69%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	96.15%
[ ]	92.31%
[ ]	88.46%
[ ]	84.62%
[ ]	80.77%
[ ]	76.92%
[ ]	73.08%
[ ]	69.23%
[ ]	65.38%
[ ]	61.54%
[ ]	57.69%
[ ]	53.85%
[ ]	50.00%

B.Total Revenue Performance Units. One-third of the number of Performance Share Units of the Target Award shall be subject to the Total Revenue Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Total Revenue performance is as follows:

Total Revenue (in thousands)	Percentage of Total Revenue Target Award Performance Units Earned
[ ]	200.00%
[ ]	187.50%
[ ]	175.00%
[ ]	162.50%
[ ]	150.00%
[ ]	137.50%
[ ]	125.00%
[ ]	112.50%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	100.00%
[ ]	93.75%
[ ]	87.50%
[ ]	81.25%
[ ]	75.00%
[ ]	68.75%
[ ]	62.50%
[ ]	56.25%
[ ]	50.00%

C.Relative TSR Performance Units. One-third of the number of Performance Share Units of the Target Award shall be subject to the Relative TSR Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Relative TSR performance is as follows:

Relative TSR (percentile)	Percentage of Relative TSR Target Award Performance Units Earned
[ ]	200.00%
[ ]	200.00%
[ ]	180.00%
[ ]	160.00%
[ ]	140.00%
[ ]	120.00%
[ ]	100.00%
[ ]	90.00%
[ ]	80.00%
[ ]	70.00%
[ ]	60.00%
[ ]	50.00%
[ ]	0.00%

In the event the Company’s absolute TSR for the Performance Period is less than zero, the vesting level will be capped at 100% of the Target Award.
TSR shall be expressed as a percentage and calculated using the following definitions:

“Begin Average Period” means the twenty (20) trading days at the beginning of the Performance Period, including the first day of the Performance Period.

“Beginning Price” means, with respect to any one company, the average closing price of one share of common stock during the Begin Average Period.

“End Average Period” means the twenty (20) trading days at the end of the Performance Period, including the last day of the Performance Period.

“Ending Price” means, with respect to any one company, the average closing price of one share of common stock during the End Average Period.

“TSR” or total stockholder return, means, with respect to any one company, the price appreciation of one share of common stock as measured from the Beginning Price to the Ending Price, assuming all dividends and other distributions made on such share are reinvested, expressed as a percentage.

Percentile rank for the Company shall be expressed as a percentage and calculated as follows:

FIRST: For the Company and for each other company in the Comparator Group, determine the TSR for the Performance Period.

SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies (including the Company) in the Comparator Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 375 on the list out of 500 companies (including the Company), its percentile rank would be 75%.

THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the Relative TSR Percentile table above and determine the resulting Relative TSR that may be earned and become vested corresponding to that percentile rank.

The Comparator Group is determined as of the first day of the Begin Average Period. Any new company entrants into the S&P 500 Index after that date are to be excluded from the Comparator Group.

A company that (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code, (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, (iii) is the subject of a stockholder approved plan of liquidation or dissolution, or (iv) ceases to conduct substantial business operations during the Performance Period shall be assigned a TSR of negative one hundred percent (-100%). A company shall be removed from the Comparator Group if they undergo a Specified Corporate Change. A company that is removed from the Comparator Group before the expiration of the Performance Period will not be included at all in the computation of the Relative TSR. A company in the Comparator Group will be deemed to have undergone a “Specified Corporate Change” if it:

•Ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or
•Has gone private; or
•Has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or
•Has been acquired by another company (whether by a Comparator Group company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

TSR calculations shall also be adjusted as deemed appropriate by the Compensation and Human Capital Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a company in the Comparator Group in making a determination that a Specified Corporate Change has occurred.

D. Compensation and Human Capital Committee Certification

Notwithstanding anything to the contrary herein, the performance measurement described in Section 5 of this Exhibit A shall be subject to certification by the Compensation and Human Capital Committee.

Vesting related to performance between the percentiles listed in (A), (B) and (C) above will be determined by straight line interpolation.

EXHIBIT B
PROTECTIVE AGREEMENT
This Protective Agreement (“Agreement”) is made by and between Tractor Supply Company and its subsidiaries, affiliates, successors and assigns (the “Company”) and the undersigned individual (“Executive”).
WHEREAS, the Company and Executive agree that the Company has a legitimate business interest in, among other things, its Confidential Information (defined below) and Trade Secrets (defined below), and in the significant time, money, training, team building and other efforts it expends to develop Executive’s skills to assist Executive in performing Executive’s duties for the Company, including with respect to establishing, developing and maintaining the goodwill and business relationships with the Company’s customers, vendors and employees, all of which Executive agrees are valuable assets of the Company to which it has devoted substantial resources;
WHEREAS, the Company and Executive agree that the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers, vendors and employees are not generally known to the public, were developed over time and at significant cost to the Company, and are the subject of reasonable efforts of protection by the Company against disclosure to unauthorized parties; and
WHEREAS, as part of performing Executive’s duties for the Company, Executive will have access to and/or will use the Company’s Confidential Information and Trade Secrets and will work with customers, vendors and Employees; and
WHEREAS, the Company and Executive agree that this Agreement is reasonable to protect the Company against the irreparable harm it would suffer if Executive left the Company’s employment (for any reason) and used or disclosed its Confidential Information and Trade Secrets, and/or interfered with the goodwill and relationships the Company has in its customers, vendors and employees.
NOW, THEREFORE, for good and valuable consideration, to which Executive would not otherwise be entitled without entering into this Agreement, including: (a) the promises and covenants contained in this Agreement; (b) Executive’s employment or continued employment with the Company; (c) Executive’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers, vendors and employees; and (d) the opportunity to receive an equity grant from the Company pursuant to the Tractor Supply Company Performance Share Unit Agreement, the Company and Executive agree as follows (including the foregoing recitals which are expressly incorporated in this Agreement):
1.Disclosures.  In order to maintain Executive’s confidentiality obligations and to avoid conflicts of interest which may arise, Executive will disclose (and allow the Company to disclose) to any future prospective employers the existence of this Agreement and the nature of

Executive’s confidentiality and restrictive covenant obligations arising from it before Executive accepts any new position of employment.
2.Definitions.
1.1“Confidential Information” means information that is created and used in the Company’s business and which is not generally known by the public, including but not limited to: trade secrets proprietary or customized software and databases; manufacturing processes and methods, product formulas, research and development; new product plans; the Company’s confidential records pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company maintains as confidential. Executive specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Executive in the course of or as a result of Executive’s employment with the Company. Confidential Information does not include information that is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement or disclosed by Executive after written approval from the Company.
1.2“Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that is the same as, similar to, or competes with, a product, process, system or service (in existence or under development) upon which Executive worked or had responsibilities at the Company during the twenty-four (24) months prior to the Last Day (as defined below).
1.3“Competitor” means Executive or any other person or organization engaged in or about to become engaged in, research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
    Executive and the Company agree that the definition of “Competitor” specifically includes, but is not limited to, Lowe’s, Home Depot, Ace Hardware, True Value, PetSmart, Petco, Chewy’s and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates or any organization in which they have an interest and which are involved in the farm and ranch, pet, and/or hardware industry, or which otherwise compete with the Company.
    For purposes of this Agreement, “Competitor” is further limited to any general or specialty retail, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) (i) sells farm and ranch, pet and/or hardware goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined), or (ii) has plans to sell such goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twenty-four (24) months following Executive’s Last Day; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of $100 million.
    Prior to accepting a position with a Company who could reasonably be considered a Competitor under this Section, Executive agrees to consult with the Executive Vice President of Human Resources, or his/her successor, for clarification as to whether or not the Company views a prospective employer, consulting client or other business relationship as a Competitor.
1.4“Customer” means any person(s) or entity(ies) whom, within twenty-four (24) months prior to the Last Day, Executive, directly or Indirectly (e.g., through Executives whom Executive supervised): (a) provided products or services in connection with the Company’s business; or (b) provided written proposals concerning receiving products or services from the Company.
1.5“Indirectly” means (including as defined in Section 2.4) that Executive will not assist others in performing business activities that Executive is prohibited from engaging in directly under this Agreement.
1.6“Last Day” means Executive’s last day of employment with the Company regardless of the reason for Executive’s separation, including voluntary and involuntary.
1.7“Restricted Geographic Area” means the territory (i.e.: (i) state(s), (ii) county(ies), or (iii) city(ies)) in which, during the twenty-four (24) months prior to the Last Day, Executive: (a) provided Material services on behalf of the Company (or in which Executive supervised, directly or Indirectly, the servicing activities), and/or (b) solicited Customers or otherwise sold services on behalf of the Company (or in which Executive supervised, directly or Indirectly, the solicitation or servicing activities related to such Customers). “Material” means the Executive’s primary job duties and responsibilities in connection with working with Customers or directly supervising individuals who work with Customers.
1.8“Restricted Period” means the period of Executive’s employment with the Company and a period of months after the Last Day as set forth below based upon Executive’s job position with the Company. Executive recognizes that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position Executive holds at the Company.
1.CEO         24 months
2.President    24 months

3.EVP        18 months
4.SVP        12 months
5.VP        6 months
1.9“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.
3.Restrictive Covenants. To protect the Company’s legitimate business interests, including with respect to Executive’s access to and use of the Company’s Confidential Information and Trade Secrets, including key information about, and goodwill in, its customers and employees, Executive agrees that:

1.1Non-Competition.  During the Restricted Period and within the Restricted Geographic Area, Executive will not, directly or Indirectly, perform the same or similar responsibilities Executive performed for the Company for a Competitor in connection with a Competitive Product or Service. Notwithstanding the foregoing, Executive may accept employment with a Competitor whose business is diversified, provided that: (a) Executive will not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives prior written assurances from the Competitor and Executive that are satisfactory to the Company that Executive will not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Executive from investing Executive’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

1.2Non-Solicitation and Non-Inducement of Employees.  During the Restricted Period, Executive shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees or former employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information (“Employees or Former Employees”); (b) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (d) provide or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former

Employees” shall refer to employees who are not employed by the Company at the time of the attempted recruiting or hiring, but were employed by, or working for the Company in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference.
1.3Non-interference of Vendors and Suppliers.  During the Restricted Period, Executive will not directly or Indirectly interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company.
1.4Covenants are Reasonable.  Executive acknowledges and agrees that: the covenants in this section are necessary and essential to protect the Company’s Confidential Information, Trade Secrets and the goodwill in its customers and Executives; the area, duration and scope of the covenants in this section are reasonable and necessary to protect the Company; they do not unduly oppress or restrict Executive’s ability to earn a livelihood in Executive’s chosen profession; they are not an undue restraint on Executive’s trade or any of the public interests that may be involved; good and valuable consideration exists for Executive’s agreement to be bound by such covenants; and the Company has a legitimate business purpose in requiring Executive to abide by the covenants set forth in this section.
1.5Certain Prohibitions on Non-competes. Employee understands that Employee’s restrictive covenant obligations in this Section shall not apply to Employee if Employee is covered under applicable state statute or local ordinance/rule prohibiting non-competes or non-solicits, including on the basis of Employee’s income at the time of enforcement. Current examples of states/jurisdictions with such prohibitions include, but are not limited to: Alabama; California; District of Columbia; Illinois; Maine; Maryland; Massachusetts; Nevada; New Hampshire; Oklahoma; Oregon; North Dakota; Rhode Island; Virginia; and Washington.
4.Confidential Information and Trade Secrets.
1.1Access and Use.  Executive expressly acknowledges and agrees that, by virtue of Executive’s employment with the Company and exercise of Executive’s duties for the Company, Executive will have access to and will use certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary business information and/or Trade Secrets of the Company, all of which is the Company’s exclusive property. Accordingly, Executive agrees that Executive will not, and will not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for Company; and (c) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media.
1.2Duration of Confidential Information and Trade Secrets.  This obligation of non-disclosure and non-use shall last so long as the information remains confidential. Executive, however, understands that, if Executive primarily lives and works in any state requiring a temporal limit on non-disclosure clauses, Confidential Information that is not a Trade Secret shall be protected for no less than two (2) years following the Last Day.  Executive also understands that Trade Secrets are protected by statute and are not subject to any time limits.  Executive also agrees to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if Executive has any questions about whether such information is protected information.
1.3Immunity under the Defend Trade Secrets Act of 2016.  Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under said Act.
1.4Non-Disparagement: Executive agrees that, except in the good faith performance of Executive’s duties for the Company and subject to the exceptions in Section 4.3 and 4.5, Executive will not at any time after the date hereof, disparage, criticize or make any negative remarks or comments, orally or in writing, to any third party, via media or otherwise, about the Company, an affiliate of the Company, or about any director, officer, employee or agent of any of the above, which remarks or comments reasonably could be expected to harm, injure, or potentially harm, or injure the goodwill or reputation of the Company. The term “media” as used herein includes, without limitation, radio, television, film, internet, and social media, such as Twitter and Facebook.
1.5Additional Legal Exceptions to Non-Disclosure Obligations.  Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation; especially with respect to a federal or state administrative agency (e.g., EEOC, equivalent state employment agency, etc.), or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, Executive from exercising Executive’s rights under Section 7 of the National Labor Relations Act (NLRA) or otherwise disclosing information as permitted by law.

5.Return of Company Property and Information. Executive agrees that upon the Last Day (or earlier if requested by the Company) to immediately return to the Company all property and information belonging to the Company (in electronic or hard-copy form). Executive shall also disclose to Company any passwords for Executive’s computer or other access codes for anything associated with Executive’s employment with the Company, and shall not delete or modify or alter any property prior to its return to the Company.
6.Assignment of Inventions and Original Works.
1.1Prior Inventions and Creative Works.  Executive understands Executive’s obligation (on or before the date Executive executes this Agreement) to identify to the Company in writing any of Executive’s Prior Inventions or Creative Works. Executive’s failure to do so means that no such Prior Inventions or Creative Works exist. Executive agrees not to incorporate, or permit to be incorporated, any Prior Invention or Creative Works owned by Executive, or in which Executive has an interest, into a Company product, process, program, or machine, including any software code created or developed on the Company’s behalf or in which the Company has an ownership interest pursuant to the terms of this Agreement, without the Company’s prior written consent. “Prior Inventions” means all Inventions that were made by Executive prior to Executive’s employment with the Company, that belong to Executive and which relate to the Company’s current or proposed business, products, services, or research and development, and are not presently assigned by Executive under this Agreement. “Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs and code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements.
1.2Assignment of Inventions.  Executive agrees to promptly make full written disclosure to the Company of, to hold in trust for the sole right and benefit of the Company, and presently assign to the Company (or its designees), without any additional consideration, all of Executive’s right, title, and interest in and to any and all Inventions that Executive Invents during Executive’s employment or for a period of one (1) year following the Last Day. Executive understands that the obligations under this Section do not apply to any Invention for which no equipment, supplies, facility, or Confidential Information or Trade Secrets of the Company was used and which was developed entirely on Executive’s own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company. “Invention(s)” means inventions, developments, concepts, improvements, designs, discoveries, devices, apparatus, processes, practices, compositions, formulas, machines, articles of manufacture, methods (including business methods), inventive ideas, algorithms, computer software code and programs, protocols, formulas, mask works, compositions, trademarks, service marks, or trade secrets, whether or not reduced to practice, patentable, or registrable under patent, copyright, trademark, or similar laws, which Executive Invents, either solely or jointly, during normal working hours or when Executive is expected to be working, or that relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or that are substantially aided by Executive’s use of the Company’s equipment, supplies, facilities, or Confidential Information or Trade Secrets, or contains any of the Company’s Confidential Information or Trade Secrets, or that are the direct or substantial result of any work performed by Executive for the Company. “Invent,” “Invents,” and “Invented” means to conceive of, develop, reduce to practice, or otherwise invent (as that term is commonly understood) and is not limited to its general usage under U.S. or foreign patent law.

1.3Works Made for Hire.  Executive acknowledges that all Creative Works that are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101) and are deemed specially ordered by the Company under the U.S. Copyright law. In the event that any Creative Work is determined not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Executive to the Company of all applicable state, federal, and international copyrights, trademarks, service marks, or other similar rights in the Creative Work, including all right, title, and interest.
1.4Patent and Copyright Registrations.   Executive agrees (both during and after employment) to: assist the Company (or its designees), at the Company’s expense, but without additional compensation to Executive, to secure the Company’s rights, as well as the rights of any government entities or third parties to which the Company directs any assignment, in any Inventions, copyrights, or other intellectual property rights in any and all countries. If the Company is unable for any reason whatsoever, including the Company’s inability after expending reasonable efforts to locate Executive or the Executive’s mental or physical incapacity, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations or other intellectual property rights (or on any document transferring ownership thereof) covering Inventions, Prior Inventions, or Creative Works assigned to the Company under this Agreement, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf and in Executive’s stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations or transfers thereof with the same legal force and effect as if executed by Executive. This appointment is coupled with an interest in and to the Inventions and Creative Works and shall survive Executive’s death or disability.
1.5Duty to Disclose Information and Maintain Records.  Executive agrees that while employed and for two (2) years following the Last Day, to promptly disclose to the Company in writing all Inventions and Creative Works authored or conceived by

Executive, alone or jointly with others, along with all attempts to register, patent, or otherwise claim ownership over or alienate such Inventions and Creative Works.
1.6Moral Rights. To the maximum extent allowed by law, the assignment of rights in this Section 6 includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively, “Moral Rights”). To the extent that Executive retains any such Moral Rights under applicable law, Executive hereby ratifies and consents to (and provides all necessary ratifications and consents to) any action that may be taken with respect to such Moral Rights by (or authorized by) the Company, and Executive agrees not to assert any Moral Rights with respect thereto. Executive will confirm any such ratifications, consents and agreements from time to time as requested by the Company.
1.7Exceptions to Assignments. Executive understands that the obligations under this Section 6 do not apply to any Invention for which no equipment, supplies, facility, or Confidential Information or Trade Secrets of the Company was used and which was developed entirely on Executive’s own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.
7.At-Will. Executive acknowledges and agrees that nothing in this Agreement is a guarantee or assurance of employment for any specific period of time. Executive understands that Executive is an at-will employee and that either Executive or Company may terminate this at-will employment relationship at any time for any reason not prohibited by law.
8.Severability and Reformation.  The covenants in each section of this Agreement are independent of any other provisions of this Agreement. Each term in this Agreement constitutes a separate covenant between the parties, and each term is fully severable from any other term. Executive and the Company agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Company’s legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.
9.Tolling.  Where permitted by law, the Company reserves the right to request, and Executive will not object, that a court of competent jurisdiction extend the Restricted Period for any period of time that Executive is in breach of this Agreement as a form of equitable relief so that the Company receives the full benefit of Executive’s promises in the restrictive covenants.
10.Relief, Remedies and Enforcement.  Executive acknowledges and agrees that a breach of any provision of this Agreement by Executive will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone will not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by Executive, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Executive further agrees that should Executive breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to Executive to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by Executive, any subsequent employers, any business owned or operated by Executive, or any of Executive’s agents, heirs, or assigns. Executive further agrees that should Executive breach this Agreement, the Performance Share Units (“PSUs”) granted to Executive shall be automatically forfeited without consideration effective as of the date on which such breach first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and Executive shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to seek injunctive relief or recover damages as a result of Executive’s breach of this Agreement. Without limiting the foregoing, to the extent permitted under applicable law, any shares that have previously been delivered to Executive or Executive’s beneficiaries or heirs on vesting of the PSUs, and which are still held by Executive or Executive’s beneficiaries or heirs as of the date of such breach, shall immediately be forfeited without consideration. Executive shall also pay the Company all reasonable costs and attorneys’ fees the Company incurred because of Executive’s breach of any provisions of this Agreement.
11.Entire Agreement, Amendments.  Executive agrees that this Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, either oral or in writing, between Executive and the Company with respect to all matters within the scope of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and the President of the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.
12.No Conflicts. Executive represents and warrants that Executive’s performance of all the terms of this Agreement, and the performance of Executive’s duties as an Executive of the Company or the fact of Executive’s employment with the Company, do not and will not breach any agreement between Executive and any other person, including any prior employer.
13.Survival.  The obligations Executive has undertaken in this Agreement shall survive the Last Day and no dispute regarding any other provisions of this Agreement or regarding Executive’s employment or the termination of Executive’s employment shall prevent the operation and enforcement of these obligations.
14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. A signature made on a .PDF or facsimile copy of this Agreement or a signature to this Agreement transmitted by .PDF or facsimile shall have the same effect as an original signature.

15.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Executive may not assign Executive’s rights and obligations under this Agreement without prior written consent of the Company. The Company may assign this Agreement and/or its rights or obligations under this Agreement. Any and all rights and remedies of the Company under this Agreement shall inure to the benefit of and be enforceable by any successor or assignee of the Company.
16.Governing Law/Venue/Waiver. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee without reference to principles of conflicts of laws.
17.Restrictive Covenant Addenda. Executive acknowledges and agrees that different restrictive covenant obligations than those set forth in Section 3 above may apply to Executive if Executive resides or works in certain jurisdictions. While Executive resides or works in such a state, including on the Last Day, Executive agrees that the restricted activities set forth in Section 3, as well as any other applicable obligations set forth in this Agreement, shall be superseded only as set forth in the Addendum attached hereto as Appendix A.
18.Electronic Signature. Executive agrees that the Company may enforce this Agreement with a copy for which Executive has provided an electronic signature, and that such electronic signature may be satisfied by procedures that the Company or a third party designated by the Company has established or may establish for an electronic signature system, and Executive’s electronic signature shall be the same as, and shall have the same force and effect as, Executive’s written signature. By electronically accepting this Agreement, Executive agrees to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”
IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

Executive	Tractor Supply Company
By: Name: Dated:	By: Name: Title: Dated:

APPENDIX A
ADDENDA TO THE PROTECTIVE AGREEMENT

As set forth in Section 17 of the Protective Agreement, Executive acknowledges and agrees that different restrictive covenant obligations than those set forth in Section 3 above may apply to Executive if Executive resides or works in any of the following jurisdictions:

California
Louisiana
Massachusetts
Nebraska
North Dakota
Oklahoma
Virginia
Washington
Wisconsin

CALIFORNIA ADDENDUM

Capitalized terms used but not defined in this Addendum shall have the respective meanings ascribed to such terms in the Protective Agreement (“Agreement”).
In connection with my new or continuing employment with Tractor Supply Company (or one of its subsidiaries or affiliated companies) (the “Company”) and for other good and valuable consideration (the receipt and sufficiency all of which I acknowledge), to the extent that California law applies, my signature to the Agreement is my agreement to the modifications set forth below in this California Addendum.

No. 1:

Section 2.8 “Restricted Period” is amended such that the following language solely applies:

“Restricted Period” means the period of Employee’s employment with the Company. Employee recognizes that these durational terms are reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each administrative position Employee holds at the Company.

No. 2:

Section 4.5 “Additional Legal Exceptions to Non-Disclosure Obligations” is amended such that the following language is added immediately following the last sentence therein:

Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and Executive, nothing in this Agreement shall prevent Executive from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (b) reporting possible violations of law or regulation with any federal government agency or similar state or local agency, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

No. 3:

Section 6.7 “Exceptions to Assignments” is amended such that the following language solely applies:

Executive understands that the obligations under this Section 6 do not apply to any Invention that fully qualifies under California Labor Code Section 2870. Executive further understands that the provisions of California Labor Code Section 2870 do not require Executive to assign or offer to assign to the Company any Invention other than in accordance with California law, as follows:
(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (ii) result from any work performed by the employee for the employer.
(b)To the extent a provision in this Agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Executive will advise the Company promptly in writing of any inventions that Executive believes meets the criteria of Labor Code Section 2870 and are not otherwise previously disclosed to permit a determination of ownership by the Company. Any such disclosure will be received in confidence.

No. 4:

Section 8 “Severability and Reformation” is amended such that the following language solely applies:

Should any one or more of the parts or subparts of a provision contained in this Agreement, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part or subpart of a provision of this Agreement or any other jurisdiction, but the parties agree that a court shall reform and construe this Agreement as if such invalid, illegal or unenforceable part or subpart of a provision had never been contained in this Agreement, and a court shall reform such part or subpart so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction Without limiting the foregoing, the parties intend that the parts and subparts in this Agreement shall be deemed a series of separate covenants and agreements. If, in any legal proceeding, a court shall refuse to enforce all the parts and subparts, that part or subpart shall be severed from this Agreement. It is the intention of the parties that the remaining non-eliminated separate parts and subparts be enforced in such a proceeding.

No. 5:

Section 16 “Governing Law/Venue/Waiver” is amended such that the following language solely applies:

This Agreement shall be construed and enforced in accordance with the laws of the State of California without reference to principles of conflicts of laws.